Exhibit 10.17

August 22, 2005

Bob L. Martin

30 Pinnacle Drive

Rogers, AK 72758

Dear Mr. Martin:

I am pleased to offer you a seat on the Alien Technology Corporation Board of Directors, effective August 25, 2005. With the hope and expectation that you will accept this offer, I have summarized a few related matters below for your reference.

Stock Option Grant. Should you accept this offer, Alien Technology Corporation (the “Company”) will, upon the effective date and subject to a approval by the Board of Directors, grant you an option (the “Option”) to purchase up to 287,500 shares of the Company’s Common Stock under the 1997 Stock Plan (the “Plan”) at an exercise price equal to $1.75 per share. Subject to the terms of the Plan and related option agreement, the Option will vest as to 1/36th of the shares one month from the grant date (“Vesting Commencement Date”), and as to an additional 1/36th of the shares each month thereafter until fully vested in three years. Additionally, the Company will pay you the annual sum of $23,958.33 for each of three years, payable in accordance with the following: (i) within thirty days following mutual execution and delivery of the offer letter, (ii) August 25, 2006, and (iii) August 25, 2007, provided that you continue to serve on the Company’s Board as of each such date. Additionally, if cash payments are paid to you under (i), (ii), or (iii), then Company will also reimburse you for tax liabilities incurred by you in the year such payment is made that are directly related to such cash payment, not to exceed an annual amount equal to the quantity of $23,958.33 multiplied by your ordinary income tax rate.

In addition to the time-based vesting described in the preceding paragraph, if you are a Director of the Company on the date of a Change of Control (as defined below) that occurs before the three-year anniversary of the Vesting Commencement Date, then 100% of the Shares subject to the Option shall immediately vest as of the effective date of such Change of Control. Notwithstanding any accelerated vesting contained in this paragraph, your total number of Shares subject to the Option granted herein shall not increase by virtue of a Change of Control.

Letter to Bob L. Martin

August 22, 2005

“Change of Control” means the occurrence of any of the following events (except in each case as a result of the sale by the Company of its securities for the purpose of raising additional funds):

(a) Any “person” or “group” as such terms are defined under Sections 13 and 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company, a Subsidiary of the Company, or a Company employee benefit plan) which did not previously possess such securities becomes the “beneficial owner” (as defined in Exchange Act Rule l3d-3), directly or indirectly, of Company securities representing a majority of the combined voting power of the Company’s then outstanding securities;

(b) The closing of (i) the sale of all or substantially all of the assets of the Company if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of all entities which acquire such assets, or (ii) the merger of the Company with or into another corporation if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of the surviving entity; or

(c) The issuance of securities which would give a “person” or “group” beneficial ownership of Company securities representing 50% or more of all voting power for the election of directors; or

(d) Election of individuals representing a majority of the board of directors if those directors were nominated by a “person” or “group” and the incumbent board of directors publicly opposed the election of those directors.

Indemnification Rights. In addition to the indemnification rights you, in your capacity as a director of the Company, will be entitled to under the Company’s Bylaws and Certificate of Incorporation, we propose to grant you the additional contractual indemnification and related rights provided in the enclosed Indemnification Agreement.

Independent Director Terms. During the time of your service as an independent Director of the Company, the Company agrees that the terms and conditions (including compensation payments, options granted, etc.) governing your service will not be less favorable than those of any other independent Director of the Company serving in a substantially similar capacity. To the extent a new independent Director joins the Company with terms and conditions more favorable than those provided to you, the Company will update the terms and conditions governing your service accordingly (or, if for any reason the Company is unable to precisely match any term or condition, the Company will provide you with new consideration substantially similar in value); provided, however, nothing in this section entitles you to additional benefits, including the repricing of your Option, if another independent Director of the Company receives an equity award grant with an exercise or purchase price less than the exercise price of your Option.

Letter to Bob L. Martin

August 22, 2005

Reimbursement of Expenses. The Company will reimburse you for reasonable travel expenses associated with your attendance at Board of Directors meetings. While the Company does not currently provide cash compensation to its Directors and has no plans to do so prior to an underwritten public offering (“Public Offering”) pursuant to an effective registration statement under the Securities Act of 1933, as amended, the Board will determine the appropriate levels of cash compensation for Directors following such Public Offering.

Finally, as you know, the Company’s intellectual property and other proprietary information is one of our most important assets and we must all be vigilant in our protection of it. Although it goes without saying, I feel it is appropriate to remind all new directors of their fiduciary duties of loyalty and care to the Company. These include the duty to maintain the confidentiality of the Company’s confidential and proprietary information and the duty to not use such information other than to promote the Company’s best interests. I am sure that you can appreciate the importance of these matters to us.

Again, I am happy to extend this invitation to you. Your participation on our Board would be of great benefit to the Company.

Best Regards,

/s/ Stavro Prodromou
Stav Prodromou
Chief Executive Officer

Acknowledged and agreed:

/s/ Bob L. Martin
Bob L. Martin

1/24/06
Dated